American National Announces Executive Promotions

For more information, contact:

Charles H. MajorsJeffrey V. Haley
majorsc@amnb.com  haleyj@amnb.com
434.773.2219          434.773.2259

                                                                                                                                                                                                                                                                                             December 20, 2011

DANVILLE, VA – American National Bankshares Inc. and its banking subsidiary, American National Bank and Trust Company, has announced executive promotions following action taken today by the Board of Directors of the Bank and the holding company.

Effective Jan. 1, 2012, Charles H. Majors will become Chairman and will continue as Chief Executive Officer of American National Bankshares Inc.  He will remain as Chairman of American National Bank and Trust Company. Currently, Majors serves as President and Chief Executive Officer of the holding company and as Chairman and Chief Executive Officer of the Bank.

Also effective Jan. 1, 2012, Jeffrey V. Haley will become Chief Executive Officer of American National Bank and Trust Company and President of its holding company, American National Bankshares Inc.  He was also named to the Board of Directors for the holding company, and he will continue as President of the Bank and as a member of the Bank’s Board of Directors.

In his new role, Haley will assume operating responsibility for the Bank.  Continuing as a full-time employee, Majors will chair both boards and will focus on corporate aspects, including investor relations, risk management, strategic planning and growth opportunities.

The action by the Board of Directors continues the succession transition put in place when Haley was named President of the Bank and Executive Vice President of the holding company in June 2010. An officer of the Bank since January 1997, he previously served in a number of positions at the Bank, including Executive Vice President and President of Trust and Financial Services.

“Today’s action to name Jeff as the Bank’s Chief Executive Officer is the right one at the right time,” stated Majors. “He has done a great job as Bank President, and I have no doubt that he will do the same in his new role as Bank CEO.”

“Today, American National is a strong, solid community bank because of our 102 years of relationship banking,” said Haley. “I am honored to lead our continued commitment to our communities, employees and shareholders.”

                       Charles H. Majors                                                                                          Jeffrey V. Haley

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion following the July 1, 2011, completion of the MidCarolina merger.  Headquartered in Danville, Virginia, American National Bankshares Inc. is the parent company of American National Bank and Trust Company.  American National (the Bank) is a community bank serving southern and central Virginia and northcentral North Carolina with 25 banking offices.  The banking offices in Alamance and Guilford counties in North Carolina operate as MidCarolina Bank, a division of American National Bank and Trust Company.  The Bank also manages an additional $530 million of trust, investment and brokerage assets in its Trust and Investment Services Division.  Additional information about the company and the Bank is available on the Bank’s website at www.amnb.com.

Shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”